MONTHLY REPORT - JUNE, 2007

                           Providence Select Fund, LP
                The net asset value of a unit as of June 30, 2007
                 was $1,027.64, up 2.0% from $ 1,007.00 per unit
                               as of May 31, 2007.

                     STATEMENT OF CHANGES IN NET ASSET VALUE

                                           Current Period      Year to Date
Net Asset Value (1,545.102 units)at        $ 1,555,915.54          2,000.00
   May 31, 2007
Addition of 373.068 units on June 1,           375,682.01      1,923,892.75
   2007
Redemption of 0.000 units on June 30,                  0                 0
   2007
Net Income (Loss)                               39,590.69         45,295.49
                                           --------------      ------------
Ending Net Asset Value (1,918.170 units)   $ 1,971,188.24      1,971,188.24
                                           ==============      ============
Net Asset Value per Unit at                $     1,027.64
June 30, 2007


                        STATEMENT OF INCOME AND EXPENSE
Income:
   Gain (loss) on trading of commodity
      futures:
      Realized gain (loss) on closed contracts     $ 144,833.95      101,919.88

      Change in unrealized gain (loss) on open       (67,616.97)      32,134.67
         contracts

   Interest income                                     5,500.06       17,089.36
                                                    =============   ===========
Total: Income                                         82,717.04      151,143.91

Expenses:
   Brokerage commissions                               9,037.37       25,865.14

   Operating expenses                                  9,633.83       27,990.16

   Incentive fee                                      15,981.31       26,850.72

   Management fee                                      3,758.49       10,753.07

   Continuing service fee                              4,715.35       14,389.33

   Organizational & offering expenses                        0               0
                                                   ------------     -----------
Total: Expenses                                       43,126.35     105,848.42
                                                   ============     ===========
Net Income (Loss) - April, 2007                    $  39,590.69      45,295.49


                                     To the best of my knowledge and belief,
                                     the information contained herein is
                                     accurate and correct.

                                         Michael P. Pacult, President
                                         White Oak Financial Services. Inc.
                                         General Partner
                                         Providence Select Fund. LP